CONSENT OF MARK B. MATHISEN

The undersigned hereby consents to:

(i) the incorporation by reference into the Registration Statement on Form S-3 of Energy Fuels Inc. being filed with the United States Securities and Exchange Commission, and any amendments thereto (the “S-3”), of the written disclosure regarding (a) the “Technical Report on the Roca Honda Project, McKinley County, State of New Mexico, U.S.A.” dated October 27, 2016 (the “Technical Disclosure”), and (b) the “Technical Report on the Canyon Mine, Coconino County, Arizona, USA” dated October 6, 2017; and

(ii) the use of my name in the S-3.

/s/ Mark B. Mathisen
Mark B. Mathisen, C.P.G.

Date: February 26, 2021